Exhibit 99.3

External Debt and Trust Preferred Securities of
CenterPoint Energy, Inc. and its Subsidiaries
May 31, 2003

(in millions)

CenterPoint Energy, Inc. ZENS $105 (1) Convertible Senior Notes 575 Senior Notes 400 Collateralized Pollution Control Bonds First Mortgage Bond Collateral 397 (2) General Mortgage Bond Collateral 527 (2) Uncollateralized Pollution Control Bonds 519 Bank Loans 2,423 (3) Total $4,946 Utility Holding, LLC CenterPoint Energy Resources Corp. (formerly Reliant Energy Resources Corp.) Debentures / Notes $2,222 Convertible Subordinated Debentures 79 Note Payable 36 (4) Bank Loans 0 (5) Total $2,337 Off Balance Sheet Receivables Facility 79 (6) CenterPoint Energy Houston Electric, LLC (formerly Reliant Energy, Incorporated) First Mortgage Bonds $102 General Mortgage Bonds 962 Collateralized Term Loan 1,310 (7) Total $2,374 Texas Genco Holdings, Inc. International Texas Genco GP, LLC Texas Genco LP, LLC HL&P Capital Trust I / HL&P Capital Trust II / REI Trust I Trust Preferred Securities $725 Texas Genco, LP NorAm Financing I Trust Preferred Securities $0.4 Gas Pipelines CenterPoint Energy Transition Bond Company, LLC Transition Bonds $729 Debt (excl. Transition Bonds and ZENS) $9,552 Transition Bonds 729 ZENS (linked to AOL stock) 105 Subtotal 10,386 Trust Preferred Securities 725 Total Debt and Trust Preferred Securities $11,111 TOTALS

(1)	Principal amount on which 2% interest is paid is $840 million. Debt component is $105 million.
(2)	The collateralized pollution control bonds (aggregating $924 million are obligations of CenterPoint Energy, Inc. However, CenterPoint Energy Houston Electric, LLC has issued first mortgage bonds aggregating $397 million and general mortgage bonds aggregating $527 million as collateral for the CenterPoint Energy, Inc. obligations.
(3)	Borrowings under $2.846 billion bank facility.
(4)	Non-interest bearing obligation to a former affiliate related to monies previously advanced to CenterPoint Energy Resources Corp. by a third party and for which the former affiliate remains obligated. Payable in June 2005.
(5)	Borrowings under $200 million bank facility.
(6)	Advances under $150 million receivables facility; advances are not reflected as debt on the balance sheet.
(7)	Loan is collateralized by general mortgage bonds.
(8)	Amounts shown exclude unamortized discount and premium.